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                                                                      EXHIBIT 99

For Immediate Release           For Further Information Contact:
Tuesday, January 11, 2000       Robert E. Phaneuf
                                   Vice President - Corporate Development
                                   (918) 592-0101



                VINTAGE PETROLEUM, INC. DECLARES CASH DIVIDEND

        Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced its board of directors has reinstituted its regular quarterly dividend by authorizing a cash dividend of two and one-half cents per share. The company said the dividend will be paid February 3, 2000, to stockholders of record on January 25, 2000.

        The company's last cash dividend was paid on January 6, 1999. S. Craig George, CEO, stated "the dividend is being reinstated as a result of strong financial performance and confidence in the continued profitable growth of the company. In 1999 we suspended dividends for three quarters during one of the most dramatic down cycles in our industry's history. Today, we're taking a first step to reestablish our track record of consistent dividend payments started in 1992 and continued through 26 consecutive quarters."

        Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the gathering and marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.